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                                                                   EXHIBIT 10.26

[BANK OF AMERICA LOGO]
BANK OF AMERICA
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PROMISSORY NOTE - (LIBOR)

$18,700,000.00          Loan No. 9351433156
June 20, 1996           San Francisco, California

1. BORROWER'S PROMISE TO PAY.
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        For value received, FAILURE ANALYSIS ASSOCIATES, INC., a Delaware
Corporation, ("Borrower") promises to pay EIGHTEEN MILLION SEVEN HUNDRED THOUSAND DOLLARS AND NO/100 Dollars ($18,700,000.00), or so much of that sum as may be advanced under this promissory note (the "Note") plus interest, to the order of Bank of America National Trust and Savings Association ("Bank") at Palo ALto CBO #1493, 530 Lytton Avenue, Palo Alto, CA 94301, California, or at such other place as the holder of this Note may from time to time require.

        This Note evidences a loan (the "Loan") from Bank to Borrower made pursuant to a Standing Loan Agreement (the "Loan Agreement") between Bank and Borrower of even date herewith. This Note is secured by a Deed of Trust With Assignment of Rents, Security Agreement and Fixture Filing (the "Deed of Trust") covering certain real property and other collateral as described therein.

2. INTEREST RATE AND PAYMENT TERMS
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        A.      THE INTEREST RATE. Interest on unpaid principal shall accrue at
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a rate equal to the LIBOR Rate, as defined below, plus one and 20/100ths percent
(1.2%) (the "Spread") per year. The LIBOR rate shall be adjusted every six months on each February 1 and August 1, or if such date is not a Banking Day, the next succeeding Banking Day ("Reset Date"). The first Reset Date shall be February 1, 1997. The "LIBOR Rate" means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the Reset Date.)

        LIBOR Rate =       London Inter-Bank Offered Rate
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                            (1.00 - Reserve Percentage)

Where,

                (1) "London Inter-Bank Offered Rate" is the average per annum rate of interest, at which United States dollar deposits in the amount of the Loan would be offered for six (6) month periods by major banks in the London U.S. dollar inter-bank market, as shown on Telerate Page 3750 (or such other page as may replace it) as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the Reset Date. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that six (6) month period will be determined by such alternate method as reasonably selected by Bank.

                (2) "Reserve Percentage" means the total of the maximum reserve percentage as prescribed by the Board of Governors of the Federal Reserve System for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (3) "Banking Day" shall mean a day other than a Saturday or Sunday on which bank is open for business in California, New York and London and dealing in offshore dollars. "London Banking Day" shall mean a day on which Bank's London Branch is open for business and dealing in offshore dollars.

Initially, interest will accrue at the rate of SEVEN AND FORTY-FOUR ONE THOUSANDTHS PERCENT (7.044%) per year (the "Note Rate"). This initial interest rate is based on the LIBOR Rate as defined above, even if the number of days between the date the loan is advanced and the first Reset Date is greater than or less than six (6) months. The interest rate will change every six (6) months with changes in the LIBOR Rate.

        B.      MONTHLY INTEREST PAYMENTS.  Interest shall be payable on the
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first day of each month in arrears (the "Interest Payment").

        C.      PRINCIPAL PAYMENTS. Principal shall be due and payable in
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semiannual installments of $623,333.33 each Reset Date, commencing with February
1, 1997. Borrower shall make a final payment of all remaining unpaid principal, accrued interest and other sums due under this Note, due and payable on August
1, 2011 (the "Maturity Date").

        D.      INTEREST APPORTIONMENT AND PAYMENT ALLOCATION. The amount of
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each year's interest on the Note will be calculated on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used. The payments will be applied first to accrued but unpaid interest and then to principal.

        E.      NO LIMIT ON AMOUNT OF INTEREST OR PAYMENT CHANGES. There is no
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limit on the amount that the interest rate or interest payments on this Note may increase or decrease on any single Reset Date, or in the aggregate on all Reset Dates throughout the life of the Loan.

        F.      NOTICE OF CHANGES. Bank will deliver to Borrower notice of any
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changes in the interest rate, but the effectiveness and date of such changes shall not be affected by such notice or the lack thereof.

        G. SPECIAL CIRCUMSTANCES. From time to time, the Bank may determine that:

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                (1) dollar deposits in the principal amount of the Loan, and for the period between Reset Dates, are not available in the London inter-bank market; or

                (2) it is illegal for Bank to fund the Loan using dollar deposits in the London inter-bank market; or

                (3) the LIBOR Rate does not accurately reflect the cost of funding the Loan.

If the Bank determines in its sole discretion that any such event has occurred ("Special Circumstances"), then at Bank's option the following provisions shall apply:

                (4) if Bank in its sole discretion determines that a Special Circumstance would not exist if the interest rate were determined based on an inter-bank market for U.S. dollars located outside the United States other than the London inter-bank market, then such alternative market, selected by Bank, shall be used.

                (5) If subparagraph (4) does not apply, then the loan shall bear interest at a rate per annum equal to Bank's Reference Rate. The Reference Rate is the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Bank's Reference Rate.

3.      PRINCIPAL PREPAYMENTS.
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        A.      Subject to the terms and conditions of this Section 3, Borrower has the right to prepay principal in whole or in part on any Banking Day before the Maturity Date in minimum amounts equal to or greater than five (5%) percent of the face amount of this Note. All prepayments of principal on the Note shall be applied to the most remote principal installment or installments then unpaid.

        B. Borrower shall give Bank irrevocable written notice of Borrower's intention to make the prepayment, which notice shall specify the date and amount of the prepayment. The notice must be received by the Bank at least five (5) Banking Days in advance of the prepayment.

        C. Each prepayment of the Loan, whether voluntary, by reason of acceleration or otherwise, shall be accompanied by the amount of all accrued interest on the amount prepaid; and, if the prepayment is on a date other than a Reset Date, a prepayment fee ("Prepayment Fee") equal to the amount (if any) by which

                (1) the additional interest which would have been payable on the amount prepaid had it not been paid until the next Reset Date, exceeds

                (2) the interest which would have been recoverable by Bank byplacing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the next Reset Date.

4.      BORROWER'S WAIVER OF PREPAYMENT RIGHT.
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        By its signature below, Borrower waives any right under California Civil
Code Section 2954.10 or otherwise to prepay the Loan, in whole or in part, without a Prepayment Premium as described above. Borrower acknowledges that prepayment of the Loan may result in Bank's incurring additional losses, costs, expenses and liabilities, including, but not limited to, lost revenue and lost profits. Borrower therefore agrees to pay the Prepayment Premium if any principal amount is prepaid, whether voluntarily or by reason of acceleration, including, but not limited to, acceleration upon any transfer or conveyance of any right, title or interest in the Property giving Bank the right to accelerate the maturity of this Note as provided in the Deed of Trust. Borrower agrees that Bank's willingness to offer the interest rate described above to Borrower is sufficient and independent consideration, given individual weight by the Bank, for this waiver. Borrower understands that Bank would not offer such an interest rate to Borrower absent this waiver.

FAILURE ANALYSIS ASSOCIATES, INC.
a Delaware corporation


By: /s/ Michael R. Gaulke
   _________________________
   Michael R. Gaulke
   President


5.      LATE PAYMENTS.
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        A.      LATE CHARGE FOR OVERDUE PAYMENTS.  If Bank has not received the
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full amount of any monthly payment by the end of ten (10) calendar days after the date it is due, Borrower will pay a late charge to Bank in the amount of six percent (6%) of the overdue payment. Borrower will pay this late charge only once on any late payment.

        B.      DEFAULT RATE. From and after the Maturity Date, or such earlier
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date as all sums owing on this Note become due and payable by acceleration or otherwise, all sums owing on this Note (including interest), at the option of the Bank, shall bear interest from the date the payment becomes due until Borrower repays in full, at three percentage (3%) points above the rate at which interest would otherwise accrue under this Note. This may result in compounding of interest.

6.      MISCELLANEOUS.

        A.      PAYMENTS. All amounts payable under this Note are payable in
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lawful money of the United States. Checks constitute payment only when collected.

        B.      JOINT AND SEVERAL. If more than one person or entity are signing
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this Note as Borrower, their obligations under this Note will be joint and several.

        C.      LOAN AGREEMENT. This Note is subject to the terms and conditions
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of the Loan Agreement, which, among other things, contains provisions for acceleration of the maturity of this Note.

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        D.      GOVERNING LAW. This Note is governed by the laws of the State of
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California. This Note may be executed in one or more counterparts, each of which is, for all purposes deemed an original and all such counterparts taken together, constitute one and the same instrument.

        E.      WAIVERS. If Bank delays in exercising or fails to exercise any
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of its rights under this Note, that delay or failure shall not constitute a waiver of any of Bank's rights, or of any breach, default, or failure of condition of or under this Note. No waiver by Bank of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by the Bank.

        F.      ASSIGNMENT. This Note inures to and binds the heirs, legal
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representatives, successors and assigns of Borrower and Bank; provided, however, that Borrower may not assign this Note or any Loan funds, or assign or delegate any of its rights or obligations, without the prior written consent of Bank in each instance. Bank, in its sole discretion, may transfer this Note, and may sell or assign participations or other interests in all or part of the Loan, on the terms and subject to the conditions of the loan documents, all without notice to or the consent of Borrower.

        G.      CUMULATIVE REMEDIES. All of Bank's remedies in connection with
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this Note or under applicable law shall be cumulative, and Bank's exercise of any one or more of those remedies shall not constitute an election of remedies.

     IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note to Bank as of the date first above written.


Borrower:


FAILURE ANALYSIS ASSOCIATES, INC.
a Delaware corporation


By: /s/ Michael R. Gaulke
   ___________________________
   Michael R. Gaulke
   President


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